Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE.

SECURED PROMISSORY NOTE

U.S. $1,275,000.00	September 10, 2014

FOR VALUE RECEIVED, Guided Therapeutics, Inc., a Delaware corporation (“Debtor”), promises to pay in lawful money of the United States of America to the order of Tonaquint, Inc., a Utah corporation (“Lender”), the principal sum of $1,275,000.00, together with all other amounts due under this Secured Promissory Note (this “Note”). This Note is issued pursuant to that certain Note Purchase Agreement of even date herewith between Debtor and Lender (the “Purchase Agreement”).

1.                  PAYMENT. Debtor shall pay to Lender the entire outstanding balance of this Note on or before the date that is six (6) months from the date hereof. Debtor will make all payments of sums due hereunder to Lender at Lender’s address set forth in the Purchase Agreement, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued interest and finally to principal.

2.                  INTEREST. Interest shall not accrue on the unpaid principal balance of this Note unless an Event of Default (as defined below) occurs. Upon the occurrence of an Event of Default, the outstanding balance of this Note shall bear interest at the lesser of the rate of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, compounding monthly on the first day of each month and calculated on the basis of a 360-day year, from the date due until paid.

3.                  ORIGINAL ISSUE DISCOUNT; TRANSACTION EXPENSES. This Note carries an original issue discount of $560,000.00. In addition, Debtor agrees to pay $15,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note, all of which amounts are included in the initial principal balance of this Note and are fully earned and payable as of the date hereof (subject only to the prepayment discounts set forth in Section 4 below (the “Prepayment Discount”)).

4.                  PREPAYMENT. Debtor may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Debtor of any of Debtor’s obligations hereunder. Should Debtor make any prepayment in accordance with the schedule set forth below, the amount payable shall be subject to the Prepayment Discount set forth below under the heading “Prepayment Discount,” and upon Lender’s receipt of such discounted amount payable, this Note shall be deemed paid in full notwithstanding the fact that such payment may be less than the initial outstanding balance of this Note, and notwithstanding any Event of Default or acceleration due to any Event of Default:

Prepayment Deadline	Prepayment Discount
Debtor pays the entire outstanding balance of this Note on or before the date that is seventy (70) days from the date this Note is issued	$420,000
Debtor pays the entire outstanding balance of this Note at any time after the date that is seventy (70) days from the date this Note is issued but on or before the date that is one hundred twenty (120) days from the date this Note is issued	$210,000

5.         EVENT OF DEFAULT. The occurrence and continuance of any of the following shall constitute an “Event of Default” under this Note:

(a)                Failure to Pay. Debtor shall fail to pay when due, whether at stated maturity, upon acceleration or otherwise, any principal or interest payment, or (ii) any other payment required under the terms of this Note on the date due;

(b)               Breaches of Covenants. Debtor fails to comply with or to perform in any material respect when due any term, obligation, covenant, or condition contained in this Note, in the Purchase Agreement, in the Security Agreement (as defined below), or in any other agreement securing payment of this Note, other than a failure to pay as described in Section 5(a) above, and such failure is not cured within thirty (30) days after the earlier of (i) the date Debtor initially becomes aware of such failure and (ii) the earliest date Debtor, exercising due prudence, would reasonably be expected to have become aware of such failure;

(c)                Representations and Warranties. Any representation or warranty made by Debtor to Lender in this Note, the Purchase Agreement, the Security Agreement, or any related agreement shall be false, incorrect, incomplete or misleading when made or furnished, except where such false, incorrect, incomplete or misleading representation or warranty would not be reasonably likely to result in a material adverse effect upon the business, properties, operations, financial condition or results of operations of the Company, or in its ability to perform its obligations under this Agreement;

(d)               Voluntary Bankruptcy or Insolvency Proceedings. Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;

(e)                Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Debtor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Debtor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement;

(f)                Government Action. If any governmental or regulatory authority takes or institutes any action that affects Debtor’s financial condition, operations or ability to pay or perform Debtor’s obligations under this Note in excess of the sum of $500,000.00 in the aggregate;

(g)               Judgment. A judgment or judgments for the payment of money in excess of the sum of $500,000.00 in the aggregate shall be rendered against Debtor and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment;

(h)               Attachment. Any execution or attachment shall be issued whereby any substantial part of the property of Debtor shall be taken and the same shall not have been vacated or stayed within sixty (60) days after the issuance thereof; or

(i)                  Failure to Make Required Filings. Debtor shall become delinquent in its filing requirements as a fully-reporting issuer registered with the United States Securities Exchange Commission in any material respect.

6.                  ACCELERATION; REMEDIES.

(a)                Thirty (30) calendar days following the occurrence of an Event of Default (other than an Event of Default referred to in Sections 5(a), 5(d) and 5(e)) and at any time thereafter, Lender may, by written notice to Debtor (a “Default Notice”), declare all unpaid principal, plus all accrued interest and other amounts due hereunder to be immediately due and payable at the Mandatory Default Amount (as defined below) without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(a), 5(d) and 5(e), immediately and without notice, all outstanding unpaid principal, plus all accrued interest and other amounts due hereunder shall automatically become immediately due and payable at the Mandatory Default Amount, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. For purposes hereof, the term “Mandatory Default Amount” means an amount equal to 115% of the outstanding balance of this Note as of the date the applicable Event of Default occurred, plus all interest, fees, and charges that may accrue on such outstanding balance thereafter, minus 115% of any Prepayment Discount that may be applicable pursuant to Section 4 (such discount referred to in the immediately preceding clause, the “Mandatory Default Amount Discount”); provided, however, that in the event Debtor fails to pay the Mandatory Default Amount to Lender within fourteen (14) calendar days of Lender’s delivery to Debtor of a Default Notice, Debtor shall be obligated to pay to Lender the full Mandatory Default Amount, without application of the Mandatory Default Amount Discount.

(b)               If Debtor is an entity, upon the occurrence of a Change in Control (as defined below), and without further notice to Debtor, all unpaid principal, plus all accrued interest and other amounts due hereunder, shall become immediately due and payable. For purposes hereof, a “Change in Control” means a sale of all or substantially all of a Debtor’s assets, or a merger, consolidation, significant equity financing, or other capital reorganization of a Debtor with or into another company; provided however that a merger, consolidation, significant equity financing, or other capital reorganization in which the holders of more than fifty percent (50%) of the equity of a Debtor outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of such Debtor, or such surviving entity, outstanding immediately after such transaction shall not constitute a Change in Control.

7.                  COLLATERAL. This Note is secured by that certain Security Agreement of even date herewith (the “Security Agreement”) executed by Debtor in favor of Lender encumbering certain assets of Debtor, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

8.                  NO OFFSET. Debtor hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

9.                  NO USURY. Notwithstanding any other provision contained in this Note or in any instrument given to evidence the obligations evidenced hereby: (a) the rates of interest and charges provided for herein and therein shall in no event exceed the rates and charges which result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, Lender ever receives as interest in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.

10.              ATTORNEYS’ FEES. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Debtor shall pay the reasonable costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements.

11.              JURISDICTION. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

12.              ARBITRATION OF DISPUTES. Debtor agrees, and Lender by its acceptance of this Note agrees, to be bound by the Arbitration Provisions set forth as an Exhibit to the Purchase Agreement.

13.              OBLIGATION UNCONDITIONAL. Except as may otherwise be set forth in this Note, no provision in this Note or any other agreement shall alter, impair or render conditional the obligation of Debtor, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time, and in the currency herein prescribed.

14.              WAIVERS. Debtor hereby waives presentment, notice of nonpayment, notice of dishonor, protest, demand and diligence.

15.              LOSS OR MUTILATION. On receipt by Debtor of evidence reasonably satisfactory to Debtor of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Debtor or, in the case of any such mutilation, on surrender and cancellation of such Note, Debtor at its expense will execute and deliver, in lieu thereof, a new Note of like tenor.

16.              NOTICES. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by this reference.

17.              AMENDMENT AND WAIVER. This Note and its terms and conditions may be amended, waived or modified only in writing by Debtor and Lender.

18.              SEVERABILITY. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Note shall remain in full force and effect.

19.              ASSIGNMENTS. Debtor may not assign this Note without the prior written consent of Lender. Subject to applicable law, including federal and state securities law, this Note may be offered, sold, assigned or transferred by Lender without the consent of Debtor.

20.              FINAL NOTE. This Note, together with the Security Agreement and the Purchase Agreement, contains the complete understanding and agreement of Debtor and Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE, TOGETHER WITH THE SECURITY AGREEMENT AND THE PURCHASE AGREEMENT, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

21.              TIME IS OF THE ESSENCE. Time is of the essence of this Note and each and every provision hereof in which time is an element.

22.              LIQUIDATED DAMAGES. Lender and Debtor agree that in the event Debtor fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and other relevant factors. Accordingly, Lender and Debtor agree that any fees, balance adjustments, default interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

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IN WITNESS WHEREOF, Debtor has caused this Note to be issued as of the date first set forth above.

DEBTOR:

GUIDED THERAPEUTICS, INC.

By: /s/ Gene S. Cartwright
Name: Gene S. Cartwright
Title: President and CEO

[Signature Page to Secured Promissory Note]